UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – November 26, 2004

(Date of earliest event reported)

QUESTAR PIPELINE COMPANY
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	0-14147 (Commission File No.)	87-0307414 (I.R.S. Employer Identification No.)

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P.O. Box 45360 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 8.01

Other Events.

On November 26, 2004, the Federal Energy Regulatory Commission (“FERC”) issued an order to Questar Pipeline Company (the “Company” or “Questar Pipeline”) in a case involving the Company’s annual fuel gas reimbursement percentage (“FGRP”) request filed on December 1, 2003.  (See Questar Pipeline’s Form 10-Q for the quarter ended September 30, 2004, under “Results of Operations” in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  The FERC previously granted Questar Pipeline’s request to increase the FGRP in rates effective January 1, 2004.

In its order, the FERC approved the FGRP but also ruled that Questar Pipeline is required to credit proceeds it has received from selling natural gas liquids recovered from its dew point plant at the Kastler station in northeastern Utah to its transmission customers.  Questar Pipeline estimates that the amount of liquid revenues from the plant since inception in October 2001 through October 2004 was approximately $3.8 million.

The Company plans to file a request for clarification and rehearing with the FERC, including a request that any crediting obligation be stayed pending the FERC’s consideration of such request.  The Company will accrue a potential liability of approximately $3.8 million, or $2.4 million after tax, in the fourth quarter of 2004.  Until the issue is resolved, Questar Pipeline will continue to accrue a potential liability equal to any liquid revenues from the dew point plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUESTAR PIPELINE COMPANY

     (Registrant)

November 26, 2004

/s/Alan K. Allred_____________

Alan K. Allred

President and Chief Executive

Officer